Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120701 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Thomas Properties Group, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Thomas Properties Group, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 15, 2006